Exhibit 99.1

CONTACT: Jeffrey P. Guenther, Vice President -- Marketing, or
Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Company - 616/945-2491
or
Brian Edwards, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. - 616/233-0500

HASTINGS TO MARKET ACL® ENGINE PRODUCTS
Pact with ACL will expand product offerings, increase service

HASTINGS, Michigan, Nov. 8 2001 -- Hastings Manufacturing Company (AMEX: HMF) today announced it has signed an agreement to become the exclusive marketer and distributor of ACL® engine components in United States and Mexico.

The Hastings, Michigan-based piston ring and engine-parts specialist said the agreement with Melbourne, Australia-based Automotive Components Limited (ACL) is designed to maximize Hastings' domestic sales presence and increase customer service among aftermarket customers. Hastings will use its nationwide sales and distribution infrastructure to begin selling ACL® branded engine bearings, gaskets, and import pistons to professional engine rebuilders, parts warehouses and specialty retailers. Additional terms were not disclosed.

"This alliance with ACL reflects our desire to become the aftermarket's supplier of choice for engine components and related products," said Mark R.S. Johnson, president and co-CEO of Hastings. "We have been working closely with ACL for more than two years in Canada, and that joint effort has generated great results for each company and its customers. We look forward to expanding our relationship in order to provide a greater selection of high-quality engine components to our customer base in the U.S. and Mexican aftermarket."

ACL is a world-class manufacturer of automotive products for the original equipment and replacement parts markets. The privately held company is one of Australia's largest automotive suppliers with more than $85 million in annual revenues and 1,000 employees.

"This agreement with Hastings represents an important step in our strategy to increase our sales in the North American aftermarket," said Ivan D. James, chairman and CEO of ACL. "We have been selling ACL products in this market for the last 10 years and established a strong market presence. We are confident that Hastings' first-rate sales and distribution team will represent us very well among aftermarket customers. Ultimately, we believe this alliance will help increase market penetration and raise customer-satisfaction levels related to ACL components."

Hastings Manufacturing expects the new venture will contribute positively to its profitability beginning in the first quarter of 2002.

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"This agreement builds on our previously announced alliance to market and distribute Zollner pistons as well as our joint venture to market Casite engine additives," Johnson said. "We are committed to finding quality partners that can benefit from our core strengths in sales, marketing and distribution, and can help us provide more products and better service to our valued aftermarket customers."

In March 2001, Hastings announced an agreement to become the exclusive marketer and distributor of Zollner®-brand pistons in the United States and Mexico. Under that agreement, Hastings' nationwide sales force has begun selling Zollner pistons alongside the Company's own well-known Hastings® brand of piston rings.

In 2000, Hastings and privately held Intraco Corporation launched a joint venture company to develop, market and sell Casite™-branded vehicle chemicals around the globe.

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine components including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and engine bearings, gaskets and import pistons sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers into the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the company's operations, markets, products, services and prices.

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